Exhibit 99.1

NEWS RELEASE

CONTACTS:

Amin Khalifa, Chief Financial Officer

IRIS International, Inc.

818-527-7323

-or-

Lynn Pieper, Westwicke Partners

415-202-5678

lynn.pieper@westwicke.com

IRIS INTERNATIONAL ANNOUNCES SECOND QUARTER 2012

REVENUE AND FINANCIAL RESULTS

•	Record revenue of $30.9 million in Q2 2012; 2% growth over Q2 2011

•	Gross margin of 54% in Q2 2012

•	GAAP EPS of $0.07 in Q2 2012

•	Reaffirming 2012 guidance of revenues in a range from $127 million to $131 million and EPS of $0.30 to $0.35 per share

CHATSWORTH, Calif., July 31, 2012 – IRIS International, Inc. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables, and a provider of high value personalized medicine solutions, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Performance Highlights

•	Achieved revenue of $30.9 million for the second quarter ended June 30, 2012, representing 2% growth over Q2 2011.

•	Increased Iris Diagnostics Division (IDD) sales by 3% to $27.2 million as compared to $26.4 million in the prior year period.

•	Realized consolidated gross margin of 54% for the second quarter 2012 compared to Q2 2011 gross margin of 52% as reported and 54% excluding the impact from Arista prior to its restructuring.

•

Showcased NADiA® ProsVue™ prognostic prostate cancer test at the American Urological Association (AUA) annual meeting and at the 5th International Symposium on Focal Therapy and Imaging in Prostate and Kidney Cancer during the quarter. In addition, the company continues to work on a number of peer-reviewed publications with an analytical paper published in Clinical Chemistry and a clinical paper approved for publication in Urology.

•

Signed a fourth distribution agreement for ThermoBrite® Elite Automated Laboratory Assistant instrument with MetaSystems for FISH (fluorescence in situ hybridization) slide preparation since its launch in March 2012.

•	Generated $3.0 million in cash from operations in the second quarter of 2012, with cash and cash equivalents reported at $27.2 million as of June 30, 2012, an increase of $1.2 million from Q1 2012.

•	Reported net income for Q2 2012 of $1.2 million, versus a loss of $0.3 million in Q2 2011. EPS was $0.07 in Q2 2012 versus a loss of $0.02 in Q2 2011.

Other Recent Highlights

•

Signed a distribution agreement with Alifax to distribute its product line of automated Erythrocyte Sedimentation Rate (ESR) analysis systems exclusively in the US, and announced the simultaneous commercial launch of these systems.

•	Achieved two milestones for the 3GEMS Hematology program in July, triggering a total payment of $800,000 from Iris’ Japanese partner which has been booked in the third quarter 2012.

“We are pleased to announce our second quarter 2012 results with strong recurring revenues which reflects our growing installed base of iChem®VELOCITY® and iRICELL® workstations. The year ago period was a tough comparable quarter for instrument sales as it reflected the pent-up demand for the initial release of iChemVELOCITY and iRICELL instruments in the US. We continue to focus on increasing profitability during a period of significant investment in new R&D products, and in our second quarter 2012, strong gross margins and solid expense control drove a meaningful increase in net income and EPS. Further, the achievement of two development milestones in our 3GEMS Hematology program in July 2012 is evidence of the significant progress achieved on this important project during the first half of this year,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.

“I am particularly pleased to report significant progress on our NADiA ProsVue targeted launch focused on urologists performing a high number of prostatectomies; to date we have been successful in attracting clinicians that in aggregate represent 8% of total prostatectomies performed annually in the US. Our previously announced Field Experience Trial is gaining momentum with significant patient enrollment from leading medical institutions and private urology practices in the quarter. The 600 patient study is designed to show how NADiA ProsVue impacts clinical decision-making and potentially optimizes healthcare costs while reducing patient morbidity from unnecessary adjuvant treatment post-radical prostatectomy. This trial is also expected to provide significant data in 2013 to support our planned ProsVue reimbursement applications. Lastly, we recently announced Iris Diagnostics is launching and distributing the Alifax product line of automated ESR analysis systems with patented technology to improve laboratory productivity and efficiencies. These automated ESR products align with our strategy to expand into adjacent in-vitro diagnostics segments and offer complimentary products to our current sales call point in the laboratory.”

Second Quarter 2012 Financial Results

Consolidated revenues of $30.9 million for Q2 2012 represented growth of 2% versus Q2 2011 consolidated revenues of $30.2 million. For the second quarter ended June 30, 2012, IDD sales increased 3% year over year to $27.2 million as compared to $26.4 million in the prior year period, driven by strong consumables and service revenue partially offset by a decline in instrument sales.

IDD instrument sales of $8.2 million represented a 10% decline versus Q2 2011, driven primarily by geographical mix, as a larger portion of unit sales were sold internationally compared to prior year. Actual iQ unit shipments were unchanged from prior year, driven by growth in the Asia Pacific region offset by lower shipments in the US. The quarter-to-quarter instrument revenue comparison is affected by the pent-up demand of the US launch of iChemVELOCITY and iRICELL in the second quarter of 2011 and an increase in domestic operating leases under which revenues are recorded over the term of the lease rather than at time of delivery. IDD consumables and service revenue of $19.0 million in Q2 2012 represented 10% growth over Q2 2011 and accounted for 61% of sales in the quarter driven primarily by our larger domestic and international installed base of instruments and increased sales of chemistry strips. We experienced a near doubling in sales of our iChemVELOCITY strips as a result of increased placements of our iChemVELOCITY analyzer, which received FDA clearance in March 2011.

Revenue at the Iris Sample Processing Division was $3.7 million for Q2 2012, flat versus the year ago period as sales of ThermoBrite Elites begin to ramp through key distributors and OEM partners.

Consolidated gross margin was 54% for the second quarter 2012 versus 52% reported for the prior year period, or 54% excluding the impact from Arista prior to restructuring. IDD instrument gross margin was 40% for Q2 2012 versus 44% in Q2 2011. This decrease was primarily driven by geographical mix with higher sales to international distributors, particularly in Asia Pacific, versus the year ago period. IDD consumables and service gross margin was 60% for Q2 2012, as compared to 58% in the year ago period. The gross margin increase is primarily attributable to improved iChemVELOCITY chemistry strip utilization and higher international spare parts sales versus the prior year period. Gross margin for the Sample Processing segment was 53% for Q2 2012 versus 54% in the prior year quarter, with the slight decrease primarily due to product mix.

The net income for Q2 2012 was $1.2 million, versus a net loss of $0.3 million in Q2 2011. The effective tax rate for the second quarter was 36% compared with a tax benefit of 4% in the second quarter of 2011. The 36% tax rate reflects the suspension in 2012 of federal R&D tax credits that have not been reenacted by Congress.

The Company’s balance sheet remains strong with improved cash and cash equivalents balance of $27.2 million and no debt as of June 30, 2012, versus $26.0 million in cash and cash equivalents as of March 31, 2012. The sequential quarterly increase in cash is attributable to the strength of our underlying businesses and the cost reduction / restructuring initiatives implemented in September 2011.

2012 Company Outlook

The Company is reaffirming its full year 2012 revenue guidance range of $127 million—$131 million, representing 7-11% growth over 2011, and its full year 2012 EPS guidance range of $0.30—$0.35. This includes the sales and marketing expense related to the launch and market development of ProsVue in the US. The company anticipates R&D expense to approximate 15% to 16% of sales in 2012.

Conference Call

IRIS International will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://www.proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with over 3,800 automated urine microscopy systems shipped to more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets, including applications in hematology and body fluids. In addition, the Company’s personalized medicine group develops and commercializes the Company’s NADiA ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.

Safe Harbor Provision

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,162	$23,460
Accounts receivable, net	24,976	26,886
Inventories	13,041	10,572
Prepaid expenses and other current assets	1,664	1,305
Investment in sales-type leases, current portion	4,162	4,109
Deferred tax asset	3,841	4,253

Total current assets	74,846	70,585

Property and equipment, net	13,383	13,374
Goodwill	2,451	2,451
Intangible assets, net	5,977	6,075
Software development costs, net	1,970	2,258
Deferred tax asset	4,442	3,994
Investment in sales-type leases, non-current portion	10,824	11,799
Other assets	1,591	1,379

Total assets	$115,484	$111,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,237	$5,398
Accrued expenses	10,597	12,522
Deferred service contract revenue, current portion	4,306	3,704

Total current liabilities	21,140	21,624
Deferred revenue, non-current portion	120	73
Other long term liabilities	13	50

Total liabilities	21,273	21,747
Commitments and contingencies
Stockholders’ equity:
Common stock	180	179
Preferred stock	—	—
Additional paid-in capital	95,133	93,018
Other comprehensive income	(691)	(465)
Accumulated deficit	(411)	(2,564)

Total stockholders’ equity	94,211	90,168

Total liabilities and stockholders’ equity	$115,484	$111,915

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2011	2012	2011
Revenues
IDD instruments	$8,182	$9,087	$16,280	$15,624
IDD consumables and service	18,993	17,288	37,247	34,032
Sample processing instruments and supplies	3,733	3,686	7,266	7,280
Personalized medicine services	—	104	—	168

Total revenues	30,908	30,165	60,793	57,104

Cost of goods sold
IDD instruments	4,890	5,097	9,810	9,362
IDD consumable and service	7,622	7,191	15,172	14,567
Sample processing instruments and supplies	1,755	1,682	3,480	3,351
Personalized medicine services	—	542	—	1,064

Total cost of goods sold	14,267	14,512	28,462	28,344

Gross profit	16,641	15,653	32,331	28,760

Marketing and selling	5,696	5,964	11,564	11,935
General and administrative	4,278	5,838	8,239	10,640
Research and development, net	5,038	4,504	9,618	8,139
Gain on revaluation of contingent consideration	—	—	—	(1,225)

Total operating expenses	15,012	16,306	29,421	29,489

Operating income (loss)	1,629	(653)	2,910	(729)
Other income (expense):
Interest income	297	272	598	549
Interest expense	(6)	(4)	(72)	(6)
Other income (expense)	(22)	28	(54)	414

Income (loss) before provision for income taxes	1,898	(357)	3,382	228
Provision for income taxes	686	(13)	1,229	49

Net income (loss)	$1,212	$(344)	$2,153	$179

Net income (loss) per share— basic	$0.07	$(0.02)	$0.12	$0.01

Net income (loss) per share – diluted	$0.07	$(0.02)	$0.12	$0.01

Weighted average shares outstanding – basic	18,014	17,764	18,076	17,753

Weighted average shares outstanding – diluted	18,213	17,764	18,211	17,829

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited – in thousands)

	For the six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$2,153	$179
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	12	13
Gain on foreign currency remeasurement	21	(397)
Gain on revaluation of contingent consideration	—	(1,225)
Deferred taxes	(35)	2
Tax shortfall from stock option exercises	(139)	(235)
Tax benefit from stock option exercises	(185)	(64)
Depreciation and amortization	2,674	2,599
Stock based compensation	1,851	2,354
Changes in operating assets and liabilities:
Accounts receivable	1,795	(2,380)
Inventories	(2,419)	(3,013)
Prepaid expenses and other current assets	(532)	(129)
Investment in sales-type leases	824	(1,743)
Accounts payable	419	3,859
Accrued expenses	(1,389)	(119)
Deferred service contract revenue	652	460
Other liabilities	(82)	(28)

Net cash provided by operating activities	5,620	133

Cash flows from investing activities:
Refund on acquisition of business	—	46
Acquisition of property and equipment	(2,286)	(4,826)
Software development costs capitalized	(144)	(116)

Net cash used in investing activities	(2,430)	(4,896)

Cash flows from financing activities:
Issuance of common stock for cash	614	49
Settlement on restricted stock tax withholding	(211)	(171)
Tax benefit from stock option exercises	185	64

Net cash provided by (used in) financing activities	588	(58)

Effect of exchange rate changes on cash and cash equivalents	(76)	125

Net increase (decrease) in cash and cash equivalents	3,702	(4,696)
Cash and cash equivalents at beginning of period	23,460	25,531

Cash and cash equivalents at end of period	$27,162	$20,835

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